UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On December 4, 2015, the Board of Directors (the “Board”) of Regulus Therapeutics Inc. (the “Company”) appointed Joseph P. Hagan as the Company’s Chief Operating Officer, principal financial officer and principal accounting officer, effective January 4, 2016.

Mr. Hagan, age 46, has served as the Chief Financial Officer of Orexigen Therapeutics, Inc., a biopharmaceutical company, since February 2015, and as Orexigen’s Chief Business Officer since June 2011. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy, Communications. From May 2008 to May 2009, Mr. Hagan established and was a Partner at Groundswell Advisors, a biotechnology consulting firm. From September 1998 to April 2008, Mr. Hagan worked for Amgen Inc., a biotechnology company, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures, Amgen’s venture arm. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme Corporation and Advanced Tissue Sciences, Inc. Mr. Hagan currently serves on the board of directors of Zosano Pharma, a publicly traded biotechnology company. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego.

There are no arrangements or understandings between Mr. Hagan and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer, principal financial officer or principal accounting officer. There are also no family relationships between Mr. Hagan and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company entered into an employment agreement with Mr. Hagan, with an effective date of January 1, 2016. Pursuant to his employment agreement, Mr. Hagan is entitled to receive an annual base salary of $415,000 and is eligible to receive an annual performance bonus, with a target bonus amount of 40% of his annual base salary. Mr. Hagan’s base salary and target bonus are subject to periodic review and adjustment from time to time in the discretion of the Board or the Compensation Committee of the Board. Pursuant to Mr. Hagan’s employment agreement, the Company also agreed to pay Mr. Hagan a signing bonus of $100,000, payable in a lump sum upon Mr. Hagan’s commencement of employment with the Company. All or a portion of the signing bonus is repayable in the event Mr. Hagan is terminated for cause or if he voluntarily resigns without good reason within the first three years of his employment.

If the Company terminates Mr. Hagan’s employment without cause (other than due to his death or complete disability) or if Mr. Hagan resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control, the Company is obligated to pay Mr. Hagan, subject to receiving an effective release and waiver of claims from him, (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of such termination or resignation (disregarding any decrease that forms the basis for a resignation for good reason), (2) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of 12 months and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Mr. Hagan as of such termination or resignation.

If the Company terminates Mr. Hagan’s employment without cause (other than due to his death or complete disability) or if Mr. Hagan resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control, in addition to the severance payment described above, the Company is also obligated to pay Mr. Hagan, subject to receiving an effective release and waiver of claims from him, a lump sum payment equal to the target amount of Mr. Hagan’s annual performance bonus for the year of termination or resignation.

Upon his commencement of employment with the Company, Mr. Hagan will also be entitled to receive a stock option exercisable for up to 420,000 shares of the Company’s common stock, 25% of which shares will vest one year after the grant date and the balance of which will vest in equal monthly installments over the following three years, subject to Mr. Hagan’s continuous service with the Company. In addition, upon his commencement of employment with the Company, Mr. Hagan will be entitled to receive a performance-based stock option exercisable for up to 122,631 shares of the Company’s common stock. The stock option will vest upon the achievement of specified performance-based development milestones. Fifty percent of the shares subject to any particular performance-based milestone will vest upon the determination by the Board or Compensation Committee that such milestone has been achieved, and the balance of the shares subject to such milestone will vest in equal monthly installments over the following two years, subject to Mr. Hagan’s continuous service with the Company.

Mr. Hagan will also be entitled to enter into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2015	Regulus Therapeutics Inc.

	By:	/s/ Paul C. Grint
Paul C. Grint, M.D.
President & Chief Executive Officer